EXHIBIT 21.0

Subsidiaries of FLIR Systems, Inc.

•	FLIR Systems Ltd., a United Kingdom Corporation

•	FLIR Systems CV, a Netherlands Corporation

•	FLIR Systems Ltd., a Canadian Corporation

•	Indigo Systems Corporation, a California, USA Corporation

•	Scientific Materials Corporation, a Montana, USA Corporation

•	FSI Holdings, Inc., an Oregon, USA Corporation

•	FLIR Systems Aviation, LLC, an Oregon, USA Limited Liability Company

•	FLIR Systems International Ltd., a United Kingdom Corporation (dormant)

•	Inframetrics Infrared Systems Ltd., a United Kingdom Corporation (dormant)

•	FLIR Systems Israel Ltd., a Israeli Corporation (dormant)